Rothstein Kass
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2525 McKinnon Street, Suite 600
Dallas, TX 75201
214.665.6000
www.rkco.com

June 18, 2014

Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

Re: TransCoastal Corporation (Commission File No. 00114665)

We have read the statements that we understand TransCoastal Corporation will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

Rothstein Kass

Rothstein Kass